UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2012

ZIONS BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Utah	001-12307	87-0227400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Main, 15th Floor Salt Lake City, Utah		84133
(Address of Principal Executive Office)		(Zip Code)

(801) 524-4787

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    OTHER EVENTS

Zions Bancorporation (“Zions”) previously disclosed its expectation that increased prepayments experienced in its collateralized debt obligation (“CDO”) portfolio during the fourth quarter would lead to higher other-than-temporary impairment (“OTTI”) charges as a result of the use of higher constant prepayment rate (CPR) speeds in its valuation models for these securities.

Additionally, following discussions with federal banking regulators, which are ongoing, Zions is reviewing assumptions in its valuation models for certain bank holding company trust preferred securities that underlie certain of Zions’ CDO securities. The trust preferred securities in question are those that are currently deferring distributions and nearing the end of their deferral periods. Zions currently expects that, in combination with the effect of the higher CPR speeds, this could lead to the incurrence of OTTI in Zions’ CDO portfolio in the fourth quarter in an amount that Zions anticipates would not exceed $100 million.

The foregoing consists of forward-looking statements which are expressly subject to the safe harbor provided by the Private Securities Litigation Reform Act of 1995. There are many factors that could cause actual results to differ, perhaps materially, from Zions’ expectations set forth above, including the fact that Zions has not completed its review of these matters. For other important factors that could cause future events to differ from Zions’ current expectations, please see Zions’ most recent Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, including without limitation under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” and in other documents that Zions may file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

Date: December 4, 2012	By:	/S/ THOMAS E. LAURSEN
Thomas E. Laursen Executive Vice President and General Counsel